As filed with the Securities and Exchange Commission on May 11, 2018

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE GEO GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	65-0043078
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

One Park Place, Suite 700,
621 NW 53rd Street,
Boca Raton, Florida	33487
(Address of Principal Executive Offices)	(Zip Code)

The GEO Group, Inc. 2018 Stock Incentive Plan

(Full Title of the Plan)

John J. Bulfin, Esq.

Senior Vice President, General Counsel and Secretary

One Park Place, Suite 700

621 NW 53rd Street

Boca Raton, Florida 33487

(Name and Address of Agent for Service)

(561) 893-0101

(Telephone number, including area code, of agent for service)

With a copy to:

Stephen K. Roddenberry, Esq.

Esther L. Moreno, Esq.

Akerman LLP

98 Southeast Seventh Street, Suite 1100

Miami, Florida 33131

(305) 374-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. :

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.01 par value	4,600,000	$24.08	$110,768,000	$13,790.62

(1)	Pursuant to Rule 416, this Registration Statement shall also cover any additional shares of common stock which may become issuable under The GEO Group, Inc. 2018 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares, or any other similar change affecting the outstanding shares of common stock.
(2)	Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low sales prices per share of the common stock as reported on the New York Stock Exchange on May 9, 2018.

This Registration Statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required by Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428(b)(1) and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission” or “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to provide information about our business and other important information to you by “incorporating by reference” the information we file with the SEC, which means that we can disclose the information to you by referring in this prospectus to the documents we file with the SEC. Under the SEC’s regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

We incorporate into this prospectus by reference the following documents filed by us with the SEC, each of which should be considered an important part of this prospectus:

a)	Our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 26, 2018, and the portions of our proxy statement on Schedule 14A for our 2018 Annual Meeting of Shareholders filed with the SEC on March 13, 2018 that are incorporated by reference therein;

b)	Our Quarterly Report on Form 10-Q for the period ended March 31, 2018, filed with the SEC on April 30, 2018;

c)	Our Current Reports on Form 8-K, filed with the SEC on February 21, 2018, April 30, 2018 and May 4, 2018; and

d)	The description of our common stock contained in the “Description of Capital Stock” attached as Exhibit 4.1 to the Current Report on Form 8-K12B filed with the SEC on June 30, 2014, and any subsequent amendment or report filed for the purpose of updating such descriptions.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to you, upon request, a copy of each of our filings at no cost. Please make your request by writing or telephoning us at the following address or telephone number:

Attention: Investor Relations

The GEO Group, Inc.

One Park Place, Suite 700,

621 NW 53rd Street,

Boca Raton, Florida 33487

(866) 301-4436 or (561) 893-0101

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Florida Business Corporation Act. Section 607.0850(1) of the Florida Business Corporation Act, referred to as the FBCA, provides that a Florida corporation, such as the Registrant, shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 607.0850 of the FBCA further provides that: (i) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided pursuant to Section 607.0850 is not exclusive; and (iii) the corporation shall have the power to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 607.0850.

Section 607.0850 of the FBCA further provides that expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification pursuant to Section 607.0850 of the FBCA.

Notwithstanding the foregoing, Section 607.0850(7) of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his or her duties as a director; and (ii) the director’s breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

Bylaws. The Company’s bylaws provide that the Company shall indemnify every person who was or is a party or is or was threatened to be made a party to any action, suit or proceeding, formal or informal, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer, or is or was serving at the request of GEO as a trustee or fiduciary of an employee benefit plan, against expenses (including attorneys’ fees), judgments, fines (including an excise tax assessed with respect to any employee benefit plan), penalties and amounts paid in settlement, actually and reasonably incurred by him or her in connection with such action, suit or proceeding, in the performance of their duties to the full extent permitted by applicable law. Such indemnification may, in the discretion of GEO’s board of directors, include advances of his or her expenses in advance of final disposition subject to the provisions of applicable law. GEO’s bylaws further provide that such right of indemnification shall not be exclusive of any right to which any director or officer of GEO may be entitled to as a matter of law. Additionally, the Bylaws provide that the Company may, except as may be prohibited by applicable law or the Bylaws, grant indemnification to a director, officer, employee or agent of the Company or to any person serving at the request of the Company in any capacity with another corporation, partnership, joint venture, trust or other entity (including serving as a trustee or fiduciary of any employee benefit plan).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Akerman LLP.

10.1	The GEO Group, Inc. 2018 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s report on Form 8-K filed on April 30, 2018).

23.1	Consent of Akerman LLP (included in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP.

24.1	Power of Attorney (included in the signature page to the Registration Statement).

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)i. and (1)ii. will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on May 11, 2018.

THE GEO GROUP, INC.

By:	/s/ Brian R. Evans
	Name:	Brian R. Evans
	Title:	Senior Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian R. Evans and John J. Bulfin, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George C. Zoley George C. Zoley	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 11, 2018

/s/ Brian R. Evans Brian R. Evans	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 11, 2018

/s/ Ronald A. Brack Ronald A. Brack	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	May 11, 2018

/s/ Clarence E. Anthony Clarence E. Anthony	Director	May 11, 2018

/s/ Anne N. Foreman Anne N. Foreman	Director	May 11, 2018

/s/ Richard H. Glanton Richard H. Glanton	Director	May 11, 2018

/s/ Christopher C. Wheeler Christopher C. Wheeler	Director	May 11, 2018

/s/ Julie Myers Wood Julie Myers Wood	Director	May 11, 2018